Exhibit (a)
TRIANGLE CAPITAL CORPORATION
ARTICLES OF INCORPORATION
THIS IS TO CERTIFY THAT:
     FIRST: The undersigned, John A. Good, whose address is c/o Bass, Berry & Sims PLC, 100 Peabody Place, Suite 900, Memphis, Tennessee, 38103, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.
     SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is:
Triangle Capital Corporation
     THIRD: The purposes for which the Corporation is formed are to conduct and carry on the business of a business development company, subject to making an election under the Investment Company Act of 1940, as amended, and to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.
     FOURTH: The post office address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.
     FIFTH: The name of the resident agent of the Corporation in Maryland is c/o The Corporation Trust Incorporated whose post office address is 300 East Lombard Street, Baltimore, Maryland 21202.
     SIXTH: The Corporation has authority to issue 1,000 shares of Common Stock at $.001 par value per share. The aggregate par value of all authorized shares of stock having a par value is $1.
     SEVENTH: The Corporation shall have a board of three (3) directors unless the number is increased or decreased in accordance with the Bylaws of the Corporation. The number of directors, however, shall never be less than the minimum number required by the Maryland General Corporation Law. The initial directors are:
Garland S. Tucker, III
Brent P.W. Burgess
Steven C. Lilly
     EIGHTH: The following provisions are hereby adopted for the purpose of defining and regulating the powers of the Corporation and of the directors, officers and stockholders:
          (a) The Corporation reserves the right to make any amendment of the charter, as now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.
          (b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class or series, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes or series, whether now or hereafter authorized, for such consideration as the Board of Directors deems advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.
          (c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued shares or securities from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of such shares or securities.

          (d) The Board of Directors may, by a vote of the majority of all of the Directors, amend the charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of stock that the Corporation has authority to issue, without shareholder approval.
     NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.
     TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. No provision of this Article shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
     IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act on this 10th day of October, 2006.

/s/ John A. Good
John A. Good
Incorporator

     I HEREBY CONSENT to my designation in this document as resident agent for this corporation.

THE CORPORATION TRUST INCORPORATED
By:	/s/ John T. Linnihan
	Name:	John T. Linnihan
	Title:	Asst Secretary

RETURN TO:
John A. Good, Esq.
Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103